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                                                                  EXHIBIT 10.115

May 15, 2002

Wayne Tyo

Re:      Revised Terms of Retention Bonus/Severance Offer

Dear Wayne:

         Nexell Therapeutics, Inc.'s Board of Directors has authorized me to extend the following offer to you to remain with the Company through September 30, 2002, or the wind up of its operations, which ever is earlier. The effective date of the wind up of the Company's operations will be determined by the Company in its sole discretion.

         1. Duties and Responsibilities

         You will be responsible for financial analysis, reporting, cash management and other duties or responsibilities assigned by me or the Board or other governing body from time to time. After the Company vacates the premises at 9 Parker in Irvine, you will be asked to work out of your home. The Company will reimburse you for reasonable out-of-pocket expenses associated with operating a home office upon receipt of appropriate documentation. You will be allowed to use certain office equipment of the Company in your home office and may keep this office equipment provided you do not voluntarily resign before September 30, 2002.

         2. Compensation and Benefits

         Your salary will be continued at its current level through September 30, 2002. If the Company involuntarily terminates your employment before September 30, 2002, you will be paid the salary you would have earned through September 30, 2002 as a lump sum, less applicable withholdings. If you voluntarily terminate your employment before September 30, 2002, you only will be paid your salary earned through your last day of work and will not receive any salary from the day after your last day of work through September 30, 2002.

         Your group health insurance benefits will be maintained at their current level through September 30, 2002. If your employment terminates involuntarily before that date, you will be paid a lump sum equal to the cost of the applicable premium that you would have to pay to continue your coverage under the Company's group health insurance plan through September 30, 2002. This benefit is separate and distinct from the COBRA contribution benefit described in Section 3 below. If you voluntarily terminate your employment before September 30, 2002, your group health insurance benefits will terminate in accordance with applicable plans and COBRA.


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         3. Severance Benefits Offer

         Effective May 15, 2002, your entitlement to the severance benefits listed in this section 3 (collectively "Severance Benefits") became vested, subject to any conditions set forth in this letter:

            a. You will receive a severance payment equivalent to eight (8)
               weeks' base compensation, in the gross amount of $________, less applicable withholdings.

            b. You will receive a COBRA contribution benefit in the amount of
               $_______, which is equivalent to the current cost of three months' premiums paid by the Company for the Company-sponsored group medical and dental insurance benefits currently provided to you and your dependents.

            c. The Company will provide professional outplacement services, as defined and selected by the Company, for a period of up to three
               (3) months following your termination of employment. You may elect to receive a lump sum payment in lieu of receiving the professional outplacement services.

         The Severance Benefits are payable following the termination of your employment for any reason, whether voluntary or involuntary, provided the Company receives the original of the Employment Termination and General Release Agreement ("Release Agreement") signed by you and the seven (7)-day revocation period provided for in the Release Agreement has passed. This Release Agreement may not be signed by you before your last day of employment with the Company. A copy of the Release Agreement you will be required to sign as a condition of receiving these Severance Benefits is attached as Exhibit A to this Agreement.

         You acknowledge and agree that the Retention and Severance Plan for Senior Staff Members will be terminated effective May 16, 2002, and you will not be entitled to any benefits under this plan.

         4. Additional Retention Bonus

         If you remain employed until September 30, 2002, or your employment is involuntarily terminated before September 30, 2002, you will receive a one-time retention bonus equal to eight (8) weeks' base compensation in the gross amount of $___________, less applicable withholdings. Payment will be made as soon as possible following September 30, 2002 or the involuntary termination of your employment, whichever is earlier. You will forfeit the right to a retention bonus if you voluntarily terminate your employment before September 30, 2002.

         5. At-Will Employment/Entire Agreement

         This letter constitutes the entire agreement between you and the Company regarding the subject matter herein and supersedes all prior and contemporaneous negotiations, understandings,


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or agreements, whether oral or written, expressed or implied. The severance benefit offer and retention bonus programs described above do not change the at-will nature of employment at Nexell. Employment with Nexell is at-will, meaning that it may be terminated by Nexell or you for any reason or for no reason, with or without notice, and with or without cause. Only the President of Nexell has authority to enter into an agreement contrary to this policy of at-will employment, and any such agreement must be in writing and signed by both you and the President of Nexell to be effective.

         You acknowledge and agree that you have been given a reasonable opportunity to review this letter. You understand that you may obtain independent legal advice from your own attorney, and have done so to the extent you so desire before signing this letter. You are not personally relying on any agreements, promises, statements or representations made by the Company or its attorneys, except as expressly set forth in this letter.

         Your contribution and efforts are greatly appreciated. Please sign this offer letter where indicated below and return the original to me.

Sincerely,



William A. Albright, Jr.
Chief Executive Officer and President

ACCEPTED AND AGREED:

____________________________
Wayne Tyo

____________________________
Date